UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 19, 2007

                             PATAPSCO BANCORP, INC.
                             ----------------------
               (Exact Name of Registrant as Specified in Charter)

           Maryland                        0-28032               52-1951797
----------------------------       ------------------------   ------------------
(State or Other Jurisdiction)       (Commission File No.)      I.R.S. Employer
      of Incorporation)                                      Identification No.)


1301 Merritt Boulevard, Dundalk, Maryland                           21222
------------------------------------------                          -----
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code:  (410) 285-1010
                                                     --------------


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01    Entry into a Material Definitive Agreement
             ------------------------------------------

     On March 19, 2007, Patapsco Bancorp, Inc. ("Patapsco") (OTCBB:PATD) entered into an Agreement and Plan of Merger (the "Agreement") with Bradford Bancorp, Inc. ("Bradford") and its subsidiary, Bradford Bank whereby Bradford, and Bradford Bank will acquire Patapsco and its subsidiary, The Patapsco Bank. In connection with the merger, Bradford Bank's current mutual holding company, Bradford Bank MHC, which owns 100% of Bradford's outstanding shares, will undergo a full mutual-to-stock conversion and stock offering.

     Under the terms of the transaction, Patapsco shareholders will be entitled to receive either $23.00 in cash or 2.3 shares of Bradford common stock (assuming a $10.00 per share initial public offering price) in exchange for each share of Patapsco common stock. The merger transaction with Patapsco is valued at approximately $45.5 million.


     Patapsco and Bradford have each made representations, warranties and covenants in the Agreement including, among others, covenants governing the conduct of Patapsco's business pending the merger, certain agreements as to the filing of all required regulatory applications and a registration statement to register the shares of Bradford Common Stock to be issued in the merger. Patapsco has also made certain additional necessary covenants, including among others, covenants to cause Patapsco's stockholder meeting to be held to consider approval of the merger; for Patapsco's board of directors to, subject to certain exceptions, recommend adoption and approval by its stockholders of the Agreement; and for Patapsco not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions. In addition, following the merger, two members of the Patapsco board of directors will join Bradford's board of directors.

     Consummation of the merger is subject to customary conditions, including approval of the holders of Patapsco Common Stock, the receipt of all approvals, consents or waivers of any governmental entity required to permit consummation of the merger, the accuracy of the representations and warranties (subject generally to a material adverse effect standard) and material performance of all covenants and the delivery of customary legal opinions as to the federal tax treatment of the merger. In addition, the conversion of Bradford must be approved by the members of Bradford Bank MHC.

     The Agreement contains provisions that provide for the termination of the Agreement in certain circumstances, and such provisions within the Agreement may cause a $2 million termination fee to be paid by either Patapsco or Bradford.

     The Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of Bradford, Bradford Bank and Patapsco. The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Investors should read the Agreement together with the other information concerning Patapsco that it publicly files in reports and statements with the Securities and Exchange Commission.

     The definitive Agreement is incorporated by reference into this report and is filed as Exhibit 2.1. Also incorporated into this report is the press release announcing this transaction, which is filed as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits
             ---------------------------------

     (a) Financial Statements of Businesses Acquired. Not applicable.
     (b) Pro Forma Financial Information. Not applicable.
     (c) Shell Company Transactions. Not applicable.
     (d) Exhibits.

The following Exhibits are attached as part of this report:

              2.1      Merger Agreement dated March 19, 2007
              99.1     Press Release dated March 19, 2007

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       PATAPSCO BANCORP, INC.



DATE:  March 21, 2007                  By: /s/ Michael J. Dee
                                           ----------------------------------
                                           Michael J. Dee
                                           President and Chief Executive Officer

                                  EXHIBIT INDEX


                  2.1      Merger Agreement dated March 19, 2007

                  99.1     Press Release dated March 19, 2007